UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2023 (November 30, 2023)

Warner Music Group Corp.

(Exact name of Registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway,
New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 275-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on which Registered
Class A Common Stock	WMG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Revolving Credit Agreement Amendment

On November 30, 2023, WMG Acquisition Corp. (“Acquisition Corp.”), a subsidiary of Warner Music Group Corp., entered into an amendment (the “Revolving Credit Agreement Amendment”) to the revolving credit agreement, dated January 31, 2018 (as amended by the amendments dated as of October 9, 2019, April 3, 2020, March 1, 2021 and March 23, 2023), among Acquisition Corp., the several banks and other financial institutions party thereto and Credit Suisse AG, Cayman Islands Branch, as predecessor administrative agent, governing Acquisition Corp.’s revolving credit facility (the “Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions and lenders from time to time party thereto. The Revolving Credit Agreement Amendment: (i) increases the commitments under the Facility from an aggregate principal amount of $300 million to an aggregate principal amount of $350 million, (ii) extends the final maturity date of the Facility from April 3, 2025 to November 30, 2028, (iii) appoints JPMorgan Chase Bank, N.A. as administrative agent in the place of Credit Suisse AG, Cayman Islands Branch, (iv) modifies the existing springing Secured Indebtedness to EBITDA Ratio financial maintenance covenant by increasing the springing threshold from $105,000,000 to $140,000,000, (v) includes provisions that allow Acquisition Corp. to terminate the security interests securing the obligations under the Facility upon the satisfaction of the Collateral Suspension Conditions and, in the event that the security interests are so terminated, the existing springing Secured Indebtedness to EBITDA Ratio financial maintenance covenant (which is calculated net of up to $250.0 million of cash and cash equivalents held by Acquisition Corp. and its restricted subsidiaries) shall automatically be replaced with a new financial maintenance covenant prohibiting Acquisition Corp. from permitting the Total Indebtedness to EBITDA Ratio to be greater than 3.60:1.00 (calculated net of all cash and cash equivalents held by Acquisition Corp. and its restricted subsidiaries) as of the end of any fiscal quarter, and (vi) makes certain other amendments to the Facility.

In the event that the security interests securing the obligations under the Facility are reinstated as a result of the occurrence of a Collateral Suspension Reversion Date, the Total Indebtedness to EBITDA Ratio financial maintenance covenant shall revert back to a springing Secured Indebtedness to EBITDA Ratio financial maintenance covenant set at 5.00:1.00.

For purposes hereof, (i) “Collateral Suspension Conditions” means conditions that are satisfied if (x) the investment grade condition has been satisfied and (y) the aggregate outstanding principal amount of senior secured indebtedness incurred by Acquisition Corp. and its restricted subsidiaries is not in excess of $500,000,000 and (ii) “Collateral Suspension Reversion Date” means, the earlier of (x) the date on which the Collateral Suspension Conditions cease to be satisfied or (y) the date on which Acquisition Corp. delivers a collateral suspension reversion notice to the Administrative Agent.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Agreement Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Revolving Credit Agreement Amendment, dated as of November 30, 2023, by and among Acquisition Corp., the several banks and other financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER MUSIC GROUP CORP.

By:	/s/ Paul M. Robinson
Paul M. Robinson
Executive Vice President, General Counsel and Assistant Secretary

Date: December 1, 2023